Exhibit 99.1

Nash Finch Reports Second Quarter 2013 Results

Total Company Sales Increased 9.1%

Adjusted EPS1 of $0.64

MINNEAPOLIS (July 25, 2013) — Nash Finch Company (NASDAQ: NAFC), one of the leading food distribution companies in the United States, today announced financial results for the twelve weeks (second quarter) ended June 15, 2013.

Financial Results

            Total Company sales for the second quarter 2013 were $1.20 billion compared to $1.10 billion in the prior-year quarter, an increase of 9.1%. The acquisition of twelve Bag ‘N Save and eighteen No Frills stores last year contributed to a net increase in total Company sales of $23.1 million, which is comprised of a $50.9 million increase in Retail segment sales being partially offset by a $27.8 million decrease in Food Distribution segment sales that are now reported in the Retail segment.

            Adjusted Consolidated EBITDA2, was $26.9 million, or 2.2% of sales in the second quarter of 2013 as compared to $27.8 million, or 2.5% of sales in the second quarter of 2012.  Consolidated EBITDA3 was adjusted to exclude the impact of significant items that net to zero and a charge of $1.6 million in the second quarter of 2013 and 2012, respectively.  Including the impact of significant items, Consolidated EBITDA for the second quarter 2013 was $26.9 million, or 2.2% of sales, as compared to $26.2 million, or 2.4% of sales, in the prior year quarter.

"We are pleased to report strong sales growth across all three of our business segments in the second quarter. The strategic investments made last year are now becoming evident in our top-line”, said Alec Covington, President and CEO of Nash Finch. “Consolidated EBITDA came in relatively flat as expected compared to the prior year.  We will continue to see pressure on the military segment gross margin until the fourth quarter when we cycle the reductions made to contractual margin rates.”

            Adjusted Net Earnings4 were $8.4 million or $0.64 per diluted share in the second quarter 2013 compared to $9.0 million or $0.69 per diluted share in the second quarter 2012. Net earnings were adjusted to exclude the impact of significant items totaling a benefit of $0.5 million or $0.04 per diluted share in 2013 and a charge of $94.0 million or $7.24 per diluted share in 2012. Including the impact of significant items, our reported net earnings for the second quarter of 2013 were $8.9 million or $0.68 per diluted share, as compared to a net loss of $85.0 million or $6.55 per diluted share in 2012.

The following table identifies the significant items affecting our Consolidated EBITDA, net earnings and diluted earnings per share for the second quarter 2013 and prior year results:

(dollars in millions except per share amounts)	2nd Quarter		Fiscal
	2013	2012	2013	2012
Significant items
Transaction costs related to mergers and acquisitions	$(0.3)	(0.9)	(0.3)	(1.2)
Restructuring costs	(0.2)	-	(1.1)	-
Military distribution center conversion and transition costs	-	(0.7)	-	(1.4)
Casualty insurance claim losses	(2.1)	-	(2.1)	-
Gain on early termination of supply agreement	2.6	-	2.6	-
Significant charges impacting Consolidated EBITDA	$-	(1.6)	(0.9)	(2.6)

LIFO charges (credits)	0.8	(0.4)	0.8	(0.6)
Gain on acquisition of business	-	6.6	-	6.6
Military distribution center non-cash pre-opening expense	-	-	-	(0.1)
Goodwill impairment	-	(132.0)	-	(132.0)
Total significant charges impacting earnings before tax	$0.8	(127.4)	(0.1)	(128.7)
Income tax on significant net charges	(0.3)	0.8	-	1.3
Tax on goodwill impairment and acquisition gain	-	32.6	-	32.6

Total significant charges impacting net earnings	$0.5	(94.0)	(0.1)	(94.8)

Diluted earnings per share impact from significant items	0.04	(7.24)	-	(7.31)
Diluted earnings per share, as reported	0.68	(6.55)	0.84	(6.14)
Diluted earnings per share, as adjusted	$0.64	0.69	0.84	1.17

Consolidated EBITDA, as reported	26.9	26.2	44.6	49.0
Consolidated EBITDA impact from significant items	-	(1.6)	(0.9)	(2.6)
Consolidated EBITDA, as adjusted	$26.9	$ 27.8	$ 45.5	$ 51.6

Military Distribution Results

(dollars in millions)	2nd Quarter		% Change	Fiscal		% Change
	2013	2012		2013	2012
Net Sales	$537.5	526.2	2.2%	1,069.6	1,060.5	0.9%
Segment EBITDA[3]	6.9	11.8	(41.5%)	14.8	25.2	(41.2%)
Percentage of Sales	1.3%	2.2%		1.4%	2.4%

The Military segment net sales increased 2.2% to $537.5 million in the second quarter compared to the prior year. The Military segment EBITDA was $6.9 million or 1.3% of sales, in the second quarter 2013 as compared to $11.8 million, or 2.2% of sales, in the second quarter 2012. The decrease in Military EBITDA was primarily due to declines in margins related to lower inflation year-over-year and reduced contractual margin rates as well as from incurring several large casualty insurance claims related to transportation accidents.

“We were pleased to see military sales increase a solid 2.2% during the second quarter,” said Covington. “The military management team has worked diligently to attract new business to utilize our world-wide military distribution network, and we look forward to the addition of perishable and frozen capacity in our new Landover facility early next year, which is the final milestone in the completion of our world-wide network,” continued Covington.

Food Distribution & Retail Results

(dollars in millions)	2nd Quarter		% Change	Fiscal		% Change
	2013	2012		2013	2012
Sales
Food Distribution	$487.2	441.6	10.3%	872.5	874.3	(0.2%)
Retail	180.1	136.5	32.0%	356.9	239.2	49.2%
Total	$667.3	578.1	15.4%	1,229.4	1,113.5	10.4%
Segment EBITDA[3]
Food Distribution	$11.9	9.4	26.2%	15.1	16.0	(5.3%)
Retail	8.1	5.0	63.3%	14.7	7.9	86.8%
Total	$20.0	14.4	39.0%	29.8	23.9	25.1%

Percentage of Sales
Food Distribution	2.4%	2.1%		1.7%	1.8%
Retail	4.5%	3.6%		4.1%	3.3%
Total	3.0%	2.5%		2.4%	2.1%

The combined Food Distribution and Retail segment sales increased 15.4% to $667.3 million in the second quarter of 2013 as compared to the prior year period. The increase in Retail sales was primarily attributable to the Bag ‘N Save and No Frills acquisitions, which were responsible for a $50.9 million year-over-year increase in sales in the second quarter of 2013. Because Bag ‘N Save and No Frills were Food Distribution customers, these acquisitions were also responsible for a $27.8 million decrease in Food Distribution sales in the second quarter of 2013. Retail same store sales declined 4.1% in 2013 as compared to the prior year quarter.

The combined Food Distribution and Retail segment EBITDA was $20.0 million, or 3.0% of sales, in the second quarter 2013 as compared to $14.4 million, or 2.5% of sales, in the second quarter 2012. The increase in second quarter EBITDA was primarily due to increased retail sales from the acquisitions and a gain on early termination of a long-term supply agreement with a food distribution customer.

“Sales showed strong growth in both of the Food Distribution and Retail segments during the second quarter. The increases were driven by the addition of new Food Distribution customers as well as in Retail due to the Omaha store acquisitions last year,” said Covington. “We recently realigned the Food Distribution organizational structure to place more focus on sales, new business development and customer service. We are already beginning to see the benefits of this change”.

Liquidity

Total debt at the end of the second quarter 2013 was $433.0 million as compared to $373.3 million at the end of fiscal 2012. The Company continues to focus on effectively managing its balance sheet and is currently in compliance with all of its debt covenants.  The Total Debt Leverage Ratio5 as of the end of the second quarter 2013 was 4.05. Availability on the Company’s revolving credit facility at the end of the quarter was $184.3 million.

Merger

On July 22, 2013, we announced that we had entered into a definitive merger agreement under which Nash Finch and Spartan Stores will combine in an all-stock merger valued at approximately $1.3 billion, including existing net debt at each company. The Merger Agreement was unanimously approved by the board of directors of the Company.  Upon closing, which is expected by the end of calendar 2013, each share of the Company’s common stock will be converted into 1.2 shares of Spartan’s common stock.   Spartan Stores shareholders will own approximately 57.7% of the equity of the combined company and Nash Finch shareholders will own approximately 42.3% of the Company’s common stock.

1 Adjusted EPS is defined as earnings per share adjusted for any significant items.

2 Adjusted Consolidated EBITDA is defined as EBITDA adjusted for any significant items.

3 References to EBITDA, Consolidated EBITDA, and segment EBITDA are calculated as earnings (loss) before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods.  Consolidated EBITDA should not be considered an alternative measure of our net income (loss), operating performance, cash flows or liquidity.  Consolidated EBITDA is provided as additional information as a key metric used to determine payout pursuant to our Short-Term and Long-Term Incentive Plans.  The Company also believes investors find the information useful because it reflects the resources available for strategic investments including, for example, capital needs of the business, strategic acquisitions and debt service.

4 Adjusted Net Earnings is defined as net earnings adjusted for any significant items.

5 Total Leverage Ratio is defined as total debt (current portion of long-term debt and capital leases, long-term debt and capitalized lease obligations) divided by the trailing four quarters Consolidated EBITDA.

************************************************************************************************************************************************

A conference call to review the second quarter 2013 results is scheduled at 9:30 a.m. CT (10:30 a.m. ET) on July 25, 2013.  Interested participants can listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch's website at http://www.nashfinch.com.  A replay of the webcast will be available and the transcript of the call will be archived on the “Investor Relations” portion of Nash Finch's website under the heading “Audio Archives.” A copy of this press release and the other financial and statistical information about the periods to be discussed in the conference call will be available at the time of the call on the “Investor Relations” portion of the Nash Finch website under the caption “Press Releases.”

            Nash-Finch is a Fortune 500 company and the largest food distributor serving military commissaries and exchanges in the United States. Nash-Finch's core businesses include distributing food to military commissaries and retailers located in 44 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores, Bahrain and Egypt. The Company also owns and operates a base of retail stores, primarily supermarkets under the Family Fresh Market®, Econofoods®, Family Thrift Center®, No Frills®, Bag 'n Save®, AVANZA®, and Sun Mart® trade names. Further information is available on the Company's website, www.nashfinch.com.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements relate to trends and events that may affect our future financial position and operating results.  Any statement contained in this release that is not statements of historical fact may be deemed forward-looking statements.  For example, words such as “may,” “will,” “should,” “likely,” “expect,” “anticipate,” “estimate,” “believe,” “intend, ” “potential” or “plan,” or comparable terminology, are intended to identify forward‑looking statements.  Such statements are based upon current expectations, estimates and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward‑looking statements.  Important factors known to us that could cause or contribute to material differences include, but are not limited to, the following:

•   the effect of traditional and alternative competition on our food distribution, military and retail businesses;

•   general sensitivity to economic conditions, including the uncertainty related to the current state of the economy in the U.S. and worldwide economic slowdown; disruptions to the credit and financial markets in the U.S. and worldwide; changes in market interest rates; continued volatility in energy prices and food commodities;

•   macroeconomic and geopolitical events affecting commerce generally;

•   changes in consumer buying and spending patterns including a shift to non-traditional retail channels;

•   our ability to identify and execute plans to expand our food distribution, military and retail operations;

•   possible changes in the military commissary system, including those stemming from the redeployment of forces, congressional action, changes  in  funding levels or the effect of mandated reductions or sequestration of government expenditures;

•   our ability to identify and execute plans to improve the competitive position of our retail operations;

•   the success or failure of strategic plans, new business ventures or initiatives;

•   our ability to successfully integrate and manage current or future businesses we acquire, including the ability to manage credit risks and retain the customers of those operations;

•   changes in credit risk from financial accommodations extended to new or existing customers;

•   significant changes in the nature of vendor promotional programs and the allocation of funds among the programs;

•   limitations on financial and operating flexibility due to debt levels and debt instrument covenants and ability to access capital to support capital spending and growth opportunities;

•   legal, governmental, legislative or administrative proceedings, disputes, or actions that result in adverse outcomes;

•   our ability to identify and remediate any material weakness in our internal controls that could affect our ability to detect and prevent fraud, expose us to litigation, or prepare financial statements and reports in a timely manner;

•   changes in accounting standards;

•   technology failures that may have a material adverse effect on our business;

•   severe weather and natural disasters that may impact our supply chain;

•   unionization of a significant portion of our workforce;

•   costs related to a multi-employer pension plan which has liabilities in excess of plan assets;

•   changes in health care, pension and wage costs and labor relations issues;

•   product liability claims, including claims concerning food and prepared food products;

•   changes in food safety regulations and other regulations applicable to the products we sell;

•   threats or potential threats to security;

•   unanticipated problems with product procurement; and

•   maintaining our reputation and corporate image.

A more detailed discussion of many of these factors, as well as other factors that could affect the Company’s results, is contained in the Company’s periodic reports filed with the SEC.  You should carefully consider each of these factors and all of the other information in this release.  We believe that all forward-looking statements are based upon reasonable assumptions when made.  However, we caution that it is impossible to predict actual results or outcomes and that accordingly you should not place undue reliance on these statements.  Forward-looking statements speak only as of the date when made and we undertake no obligation to revise or update these statements in light of subsequent events or developments.  Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements. You are advised, however, to consult any future disclosures we make on related subjects in future reports to the Securities and Exchange Commission (SEC).

Contact: Bob Dimond, Executive VP & CFO, 952-844-1060

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Income (Loss)
(In thousands, except per share amounts)

			Twenty-four Weeks Ended	Twenty-four Weeks Ended
	12 Weeks Ended
	June 15 2013	June 16, 2012	June 15 2013	June 16, 2012

Sales	$1,204,752	1,104,242	2,298,993	2,174,087
Cost of sales	1,105,217	1,015,448	2,106,575	2,004,570
Gross profit	99,535	88,794	192,418	169,517
Gross profit margin	8.3%	8.0%	8.4%	7.8%

Other costs and expenses:
Selling, general and administrative	72,226	62,900	147,334	121,212
Gain on acquisition of a business	-	(6,639)	-	(6,639)
Goodwill impairment	-	131,991	-	131,991
Depreciation and amortization	8,770	8,382	17,570	16,586
Interest expense	3,948	5,460	9,957	10,598
Total other costs and expenses	84,944	202,094	174,861	273,748

Earnings (loss) before income taxes	14,591	(113,300)	17,557	(104,231)

Income tax expense (benefit)	5,662	(28,332)	6,568	(24,717)
Net earnings (loss)	$8,929	(84,968)	10,989	(79,514)

Net earnings (loss) per share:
Basic	$0.69	(6.55)	0.85	(6.14)
Diluted	$0.68	(6.55)	0.84	(6.14)

Declared dividends per common share	$0.18	0.18	0.36	0.36

Weighted average number of common shares
outstanding and common equivalent shares outstanding:
Basic	12,992	12,966	12,995	12,958
Diluted	13,089	12,966	13,070	12,958

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)

Assets	June 15, 2013	December 29, 2012
Current assets:
Cash	$1,184	1,291
Accounts and notes receivable, net	266,483	239,925
Inventories	412,707	362,526
Prepaid expenses and other	14,303	18,569
Deferred tax assets	3,914	3,724
Total current assets	698,591	626,035

Notes receivable, net	26,690	21,360

Property, plant and equipment:	740,465	738,857
Less accumulated depreciation and amortization	(446,567)	(436,572)
Net property, plant and equipment	293,898	302,285

Goodwill	22,877	22,877
Customer contracts and relationships, net	6,177	6,649
Investment in direct financing leases	1,849	1,923
Deferred tax asset, net	29,864	2,780
Other assets	19,198	19,708
Total assets	$1,099,144	1,003,617

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt and capital lease obligations	$3,034	2,265
Accounts payable	254,141	247,392
Accrued expenses	59,144	52,326
Income taxes payable	13,787	429
Total current liabilities	330,106	302,412

Long-term debt	416,050	356,251
Capital lease obligations	13,938	14,807
Other liabilities	35,018	33,758
Commitments and contingencies	-	-
Stockholders' equity:
Preferred stock - no par value.
Authorized 500 shares; none issued	-	-
Common stock of $1.66 2/3 par value
Authorized 50,000 shares; 13,815 and 13,799 shares issued, respectively	23,025	22,998
Additional paid-in capital	114,937	113,641
Common stock held in trust	(1,317)	(1,295)
Deferred compensation obligations	1,317	1,295
Accumulated other comprehensive loss	(15,705)	(15,705)
Retained earnings	233,448	227,161
Treasury stock at cost; 1,524 and 1,525 shares, respectively	(51,673)	(51,706)
Total stockholders' equity	304,032	296,389
Total liabilities and stockholders' equity	$1,099,144	1,003,617

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
	24 Weeks Ended
	June 15 2013	June 16, 2012
Operating activities:
Net earnings (loss)	$10,989	(79,514)
Adjustments to reconcile net earnings (loss) to net cash used in operating activities:
Gain on acquisition of a business	-	(6,639)
Depreciation and amortization	17,570	16,586
Amortization of deferred financing costs	535	576
Non-cash convertible debt interest	1,363	2,815
Rebateable loans	1,569	1,942
Provision for (recovery of) bad debts	180	(634)
Provision for (recovery of) lease reserves	246	(33)
Deferred income tax benefit	(27,273)	(33,657)
Gain on sale of property, plant and equipment	(43)	(387)
LIFO charge (credit)	(1,014)	602
Asset impairments	-	62
Impairments of goodwill	-	131,991
Share-based compensation expense	1,162	1,641
Deferred compensation	551	507
Other	(89)	(126)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts and notes receivable	(27,967)	(3,396)
Inventories	(49,168)	(33,196)
Prepaid expenses	(3,647)	(1,284)
Accounts payable	(1,830)	(4,590)
Accrued expenses	7,321	(6,275)
Income taxes payable	21,271	2,688
Other assets and liabilities	767	(3,058)
Net cash used in operating activities	(47,507)	(13,379)

Investing activities:
Proceeds from sale of assets	512	5,551
Additions to property, plant and equipment	(8,819)	(9,903)
Business acquired, net of cash	-	(29,700)
Loans to customers	(10,853)	(7,766)
Payments from customers on loans	5,257	506
Corporate-owned life insurance, net	(583)	(80)
Other	-	(151)
Net cash used in investing activities	(14,486)	(41,543)
Financing activities:
Proceeds from revolving debt	202,551	39,800
Dividends paid	(4,420)	(4,398)
Proceeds from long-term debt	7,283	16,890
Payments of long-term debt	(150,567)	(1,260)
Payments of capitalized lease obligations	(930)	(1,194)
Increase in outstanding checks	8,063	5,949
Payments of deferred financing costs	(6)	(125)
Tax benefit from share-based compensation	-	66
Other	(88)	(722)
Net cash provided by financing activities	61,886	55,006
Net increase (decrease) in cash	(107)	84
Cash at beginning of year	$1,291	773
Cash at end of period	1,184	857

NASH FINCH COMPANY AND SUBSIDIARIES
Supplemental Data (Unaudited)

	June 15 2013	June 16, 2012
Other Data (In thousands)

Total debt	$433,022	354,398
Stockholders' equity	$304,032	320,901
Capitalization	$737,054	675,299
Debt to total capitalization	58.8%	52.5%

Non-GAAP Data
Consolidated EBITDA (a)	$106,907	125,049
Leverage ratio - trailing 4 qtrs. (debt to consolidated EBITDA) (b)	4.05x	2.83x

Comparable GAAP Data
Debt to earnings before income taxes (b)	4,606.62	(4.74)

(a)

Consolidated EBITDA, as defined in our credit agreement, is earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity.The amount of Consolidated EBITDA is provided as a metric used to determine payout of performance units pursuant to our Long-Term Incentive Plan.

(b)

Leverage ratio is defined as the Company's total debt at June 15, 2013 and June 16, 2012, divided by Consolidated EBITDA for the respective four trailing quarters.The most comparable GAAP ratio is debt at the same date divided by earnings from continuing operations before income taxes for the respective four trailing quarters.

Derivation of Consolidated EBITDA; Segment Consolidated EBITDA and Segment Profit (in thousands)

FY 2013
	2012 Qtr 3	2012 Qtr 4	2013 Qtr 1	2013 Qtr 2	Rolling 4 Qtrs

Earnings before income taxes	$22,955	(40,418)	2,966	14,591	94
Add/(deduct)
LIFO charge	1,438	1,285	(187)	(827)	1,709
Depreciation and amortization	11,924	9,324	8,800	8,770	38,818
Interest expense	8,074	6,272	6,009	3,948	24,303
Goodwill impairment	-	34,639	-	-	34,639
Closed store lease costs	-	193	-	246	439
Asset impairment	-	13,066	-	-	13,066
Net loss (gain) on sale of real estate and other assets	(1,119)	(16)	80	(123)	(1,178)
Stock compensation	(2,935)	(1,151)	499	663	(2,924)
Subsequent cash payments on non-cash charges	(616)	(610)	(472)	(361)	(2,059)
Total Consolidated EBITDA	$39,721	22,584	17,695	26,907	106,907

	2012	2012	2013	2013	Rolling
Segment Consolidated EBITDA	Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtrs
Military	$13,661	8,783	7,909	6,902	37,255
Food Distribution	14,764	6,159	3,216	11,888	36,027
Retail	11,296	7,642	6,570	8,117	33,625
	$39,721	22,584	17,695	26,907	106,907

	2012	2012	2013	2013	Rolling
Segment profit	Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtrs
Military	$10,322	3,953	4,717	3,942	22,934
Food Distribution	11,191	(8,691)	147	8,874	11,521
Retail	7,725	3,834	2,784	4,311	18,654
Unallocated:
Interest	(6,283)	(4,875)	(4,682)	(2,536)	(18,376)
Goodwill Impairment	-	(34,639)	-	-	(34,639)
	$22,955	(40,418)	2,966	14,591	94

FY	2012
		2011	2011	2012	2012	Rolling
		Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtrs
Earnings before income taxes		$16,737	12,707	9,069	(113,300)	(74,787)
Add/(deduct)
	LIFO charge	7,085	4,503	181	420	12,189
	Depreciation and amortization	10,738	8,016	8,204	8,382	35,340
	Interest expense	7,014	7,066	5,138	5,460	24,678
	Goodwill impairment	-	-	-	131,991	131,991
	Gain on the acquisition of a business	-	-	-	(6,639)	(6,639)
	Closed store lease costs	24	124	-	(33)	115
	Asset impairment	13	191	62	-	266
	Net loss (gain) on sale of real estate and other assets	(106)	41	(476)	89	(452)
	Stock compensation	1,761	1,137	1,094	546	4,538
	Subsequent cash payments on non-cash charges	(650)	(369)	(442)	(729)	(2,190)
Total Consolidated EBITDA		$42,616	33,416	22,830	26,187	125,049

		2011	2011	2012	2012	Rolling
Segment Consolidated EBITDA		Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtrs
	Military	$21,348	17,061	13,400	11,797	63,606
	Food Distribution	15,907	10,747	6,539	9,419	42,612
	Retail	5,361	5,608	2,891	4,971	18,831
		$42,616	33,416	22,830	26,187	125,049

		2011	2011	2012	2012	Rolling
Segment profit		Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtrs
	Military	$14,666	12,314	10,474	8,570	46,024
	Food Distribution	6,177	4,014	2,338	5,517	18,046
	Retail	1,790	2,668	661	2,390	7,509
	Unallocated:
	Interest	(5,896)	(6,289)	(4,404)	(4,425)	(21,014)
	Gain on the acquisition of a business	-	-	-	6,639	6,639
	Goodwill impairment	-	-	-	(131,991)	(131,991)
		$16,737	12,707	9,069	(113,300)	(74,787)